As filed with the Securities and Exchange Commission on December 21, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALICO, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0906081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10070 Daniels Interstate Court,

Fort Myers, Florida 33913

(Address of Principal Executive Offices) (Zip Code)

Alico, Inc. Stock Incentive Plan of 2015

(Full Title of the Plans)

Clayton G. Wilson
President and Chief Executive Officer
Alico, Inc.
10070 Daniels Interstate Court,
Fort Myers, Florida 33913

(Name and Address of Agent for Service)

(239) 226-2000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew M. Guest, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, par value $1.00 per share	1,250,000	$39.81	$49,762,500	$5,012

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $1.00 per share (“Common Stock”), of Alico, Inc., a Florida corporation (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Pursuant to Rule 457(h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based on upon the average of the high and low prices of the shares of Common Stock as reported by the Nasdaq Stock Market on December 18, 2015.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (this “Registration Statement”) is to register an aggregate of 1,250,000 shares of Alico, Inc. (“we,” “our,” “us,” “Alico,” or the “Registrant”) common stock, par value $1.00 per share (the “Common Stock”), that may be offered pursuant to the Alico, Inc. Stock Incentive Plan of 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement and as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated into this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (File No. 000-00261) (the “Annual Report”);
•	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since September 30, 2015 (other than the portions of those documents not deemed to be filed);
•	The description of the Common Stock contained in the Registrant’s Registration Statement on Form S-1, Registration No. 2-43156, including all amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Florida.

Section 607.0850 of the Florida Business Corporation Act (the “Business Corporation Act”) grants each corporation organized thereunder the power to indemnify officers, directors, employees, and agents, on certain conditions, against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee, or agent. Section 607.0831 of the Business Corporation Act provides that the director of a Florida corporation shall not be personally liable to such corporation or its stockholders for monetary damages resulting from breaches of the directors’ duties unless such breach constitutes a violation of criminal law, a transaction for which the director received an improper benefit, and certain other circumstances including acts of recklessness, bad faith, and unlawful distributions.

The Registrant’s bylaws include provisions that indemnify each director and officer against expenses, costs, and liabilities actually and necessarily incurred or paid by him or her in connection with the defense of any action, suit, or proceeding in which he or she is made a party by reason of his or her being or having been a director or officer of the Registrant except in relation to matters as to which he or she is adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his/her duties as such director or officer. The right to indemnification in the Registrant’s bylaws is not exclusive of any other rights to which the Registrant’s directors or officers may be entitled under any bylaw, agreement, vote of stockholders, or otherwise.

The Registrant has also entered into Indemnification Agreements with each of its officers and directors (each, an “Indemnified Party”). Pursuant to the terms of the agreements, the Registrant agreed to indemnify each Indemnified Party, to the fullest extent permitted by applicable law, against all expenses, judgments, and fines incurred in connection with any legal proceeding brought against an Indemnified Party by reason of the fact that he or she is or was an officer or director of the Registrant or by reason of any action taken by him while acting on behalf of the Registrant. The Registrant also agreed to maintain directors’ and officers’ liability insurance policies at existing coverage levels for as long as an Indemnified Party continues to serve as an officer or director of the Registrant and for a period of six years thereafter.

The foregoing is only a general summary of certain aspects of Florida law and the Registrant’s bylaws and other agreements dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the Business Corporation Act referenced above, the bylaws of the Registrant, and the form of indemnification agreement incorporated by reference as an exhibit to the Annual Report.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)     to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement

(2)     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where appropriate, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on December 21, 2015.

ALICO, INC.

By:	/s/ Clayton G. Wilson
Clayton G. Wilson
President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Clayton G. Wilson and A. Denise Plair, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 21, 2015.

Signature	Title

/s/ Clayton G. Wilson	President, Chief Executive Officer and Director (Principal Executive Officer)
Clayton G. Wilson

/s/ John E. Kiernan	Senior Vice President, Chief Financial Officer (Principal Financial Officer)
John E. Kiernan

/s/ Henry R. Slack Henry R. Slack	Chairman of the Board

/s/ George R. Brokaw George R. Brokaw	Director

/s/ R. Greg Eisner R. Greg Eisner	Director

/s/ Benjamin D. Fishman Benjamin D. Fishman	Director

/s/ W. Andrew Krusen W. Andrew Krusen	Director

/s/ Remy W. Trafelet Remy W. Trafelet	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Restated Certificate of Incorporation, dated February 17, 1972 (incorporated by reference to the Alico, Inc. Registration Statement on Form S-1 Registration No. 2-43156).
3.2	Certificate of Amendment to Certificate of Incorporation, Dated January 14, 1974 (incorporated by reference to the Alico, Inc. Registration Statement on Form S-8, dated December 21, 2005, Registration No. 333-130575).
3.3	Amendment to Articles of Incorporation, Dated January 14, 1987 (incorporated by reference to the Alico, Inc. Registration Statement on Form S-8, dated December 21, 2005, Registration No. 333-130575).
3.4	Amendment to Articles of Incorporation, Dated December 27, 1988 (incorporated by reference to the Alico, Inc. Registration Statement on Form S-8, dated December 21, 2005, Registration No. 333-130575).
3.5	Amended and Restated Bylaws of Alico, Inc., (incorporated by reference to the Alico, Inc. Current Report on Form 8-K filed on January 25, 2013, File No. 000-00261).
4.1	Alico, Inc. Stock Incentive Plan of 2015 (incorporated by reference from the Company’s Proxy Statement filed on Schedule 14A with SEC on January 28, 2015).*
5.1	Opinion of Shumaker, Loop & Kendrick, LLP.*
23.1	Consent of RSM US LLP.*
23.2	Consent of Shumaker, Loop & Kendrick, LLP (appears in its opinion filed as Exhibit 5.1).*

* Filed herewith.